UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 15, 2014

LAZARE KAPLAN INTERNATIONAL INC.

(Exact name of registrant as specified in its charter)

Delaware	1-7848	13-2728690
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

19 West 44th Street, New York, New York	10036
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (212) 972-9700

Not Applicable

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8−K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

The information set forth under “Results of Operations” in Item 8.01 in this Form 8-K is incorporated herein by reference.

Item 8.01	Other Events.

Notification of Late Filing

On January 15, 2014, Lazare Kaplan International Inc. (the “Company”) filed with the Securities and Exchange Commission a Notification of Late Filing on Form 12b-25 pertaining to its Quarterly Report on Form 10-Q for the fiscal quarter ended November 30, 2013 (“Q2 2014”).

As stated in the Form 12b-25, the Company has been unable to resolve a material uncertainty concerning (a) the collectability and recovery of certain assets, and (b) the Company’s potential obligations under certain lines of credit and a guaranty (all of which, the “Material Uncertainties”).

Accordingly, the Company is currently unable to finalize its financial statements for Q2 2014 or file its Q2 2014 Form 10-Q. Additionally, the Company remains unable to finalize its financial statements or file the corresponding (i) Form 10-K for each of its fiscal years ended May 31, 2009, 2010, 2011, 2012, or 2013 and (ii) Form 10-Q for its quarterly fiscal periods ended after May 31, 2009.

The Company intends to as promptly as practicable finalize and file its Forms 10-K and Forms 10-Q for the periods referenced above with the Securities and Exchange Commission, upon the earlier to occur of (a) the successful resolution of the remaining aspects of the Material Uncertainties or (b) the Company concluding (together with its Independent Public Accountants) that the remaining Material Uncertainties have been resolved to such an extent that it can finalize its financial statements.

Please refer to the Forms 8-K filed by the Company on September 1, 2009, September 16, 2009, October 21, 2009, January 15, 2010, April 14, 2010, August 31, 2010, October 15, 2010, January 14, 2011, April 14, 2011, July 6, 2011, August 30, 2011, October 18, 2011, December 29, 2011, January 18, 2012, April 16, 2012, August 30, 2012, September 7, 2012, October 16, 2012, January 15, 2013, April 15, 2013, June 20, 2013, September 6, 2013 and October 16, 2013.

Litigation with KBC Bank N.V. and Antwerp Diamond Bank N.V.

On February 19, 2008, Lazare Kaplan Belgium N.V., a subsidiary of the Company (the “Subsidiary”), and Antwerp Diamond Bank N.V. (“ADB”) entered into a Credit Confirmation Letter (the “Credit Letter”), pursuant to which ADB granted to the Subsidiary an uncommitted US$25 million credit facility (the “$25M Facility”).

On February 20, 2008, the Company and ADB entered into a Credit Confirmation Agreement (the “Credit Agreement”), pursuant to which ADB granted to the Company an unsecured, uncommitted US$45 million New York credit facility (the “$45M Facility”).

Commencing in early 2009, the Company entered into discussions with the Executive Committee and senior management of ADB concerning, among other matters, its knowledge with respect to the loss or theft of the Company’s assets and the possible obligations of ADB to the Company and the Subsidiary resulting from ADB’s actions and the actions of certain of its senior personnel.

On December 29, 2009, ADB delivered a notice to the Subsidiary, stating that under the terms of the Credit Letter, it was terminating the $25M Facility as of January 28, 2010. There were no amounts outstanding under the $25M Facility at the time of termination.

On December 30, 2009, ADB delivered a notice to the Company, stating that under the terms of the Credit Agreement, it was terminating the $45M Facility on March 1, 2010. Pursuant to such notice, ADB claimed that the balance allegedly outstanding under the $45M Facility plus accrued and unpaid interest, costs, charges and fees (including attorneys’ fees) would be due and payable on such termination date. At the time of termination approximately $43 million was alleged by ADB to be outstanding under the $45M Facility.

In early 2010 the Company contacted executive management of KBC Bank N.V. (“KBC”), the parent company of ADB, concerning the loss or theft of the assets of the Company and the Subsidiary and the Company’s understanding of the potential involvement of ADB and senior members of bank management with respect thereto.

In March 2010, ADB commenced litigation against the Company in the Antwerp Court of Commerce (the “Antwerp Civil litigation”) seeking payment of amounts alleged to be due and owing under the $45M Facility.

The Antwerp Court of Commerce has currently scheduled the Antwerp Civil Litigation for hearings on February 13, 2014. The Company has appealed several rulings by the Antwerp Court of Commerce to the Supreme Court of Belgium. The Supreme Court of Belgium is scheduled to rule on these appeals in the course of January and February 2014.

In addition, in March 2013, the Company filed criminal proceedings in Antwerp Belgium against ADB and others alleging, among other things, fraud, embezzlement and money laundering. The proceedings are pending in the Antwerp Court of appeals.

The Company denies that any amounts are currently due or owing to ADB under the $45M Facility and further denies that any action under the $45M Facility may be brought by ADB in the courts of Belgium.

On December 23, 2011 the Company filed suit against ADB and KBC – under the Racketeer Influenced and Corrupt Organizations Act (“RICO”) and state law. The Company is seeking, among other things, in excess of $500 million in damages that could be trebled under RICO. The lawsuit alleges that the banks engaged in money laundering and other illegal activity that includes the theft of over $135 million from the sales of diamonds belonging to the Company and its affiliates. Both banks have offices in New York and conduct licensed banking operations in the United States. The Company filed the RICO lawsuit against ADB and KBC in an effort to resolve the remaining Material Uncertainties.

On April 6, 2012, KBC and ADB filed motions to dismiss the Company’s RICO and state law claims. On September 5, 2012, the District Court granted motions made by the banks dismissing the Company’s RICO and state law claims pursuant to the doctrine of forum non conveniens. The District Court did not address the Company’s claims against the banks, but rather ruled as a procedural matter that the lawsuit should be brought and tried in a Belgian forum.

On September 6, 2012, the Company filed a notice of appeal to the United States Court of Appeals for the Second Circuit seeking reversal of the District Court’s decision dismissing the Company’s complaint solely on forum non conveniens grounds.

On June 20, 2013, the United States Court of Appeals for the Second Circuit issued a Summary Order vacating the District Court’s decision and remanding the Company’s RICO and state law claims to the District Court for further proceedings.

On July 8, 2013, the District Court instructed the parties to engage in limited discovery relating to certain issues raised by Defendants in their prior motion to dismiss. On November 8, 2013, after hearing from all parties, the District Court substantially endorsed the Company’s request for discovery relating to the banking arrangements among the Company, ADB and KBC. The parties are currently engaged in that discovery process.

The Company believes that the continued existence of this litigation and the remaining Material Uncertainties have a significant detrimental effect on the Company’s ability to transact business in the ordinary course. This includes, without limitation, the ability of the Company to maintain and / or expand its operations.

Results of Operations

As described above, at this time, the Company is unable to resolve the remaining Material Uncertainties. As such, the Company cannot report its results of operations for Q2 2014, except as set forth below.

The Company anticipates that its reported results of operations for Q2 2014 will reflect significant changes from the corresponding period of the last fiscal year. However, the Company, at this time, can only give a reasonable estimate of its anticipated revenue for Q2 2014, which is subject to the completion of the Company’s audits for its fiscal years ended May 31, 2009, May 31, 2010, May 31, 2011, May 31, 2012 and May 31, 2013.

Revenue (Net Sales and Other Revenue)

The Company anticipates revenue for the three and six months ended November 30, 2013 of approximately $29.0 million and $42.5 million, as compared to $15.6 million and $34.9 million for the three and six months ended November 30, 2012, respectively.

Net Sales

The Company anticipates net sales for the three and six months ended November 30, 2013 of approximately $13.5 million and $27.0 million, as compared to net sales of $15.6 million and $34.9 million for the comparable prior year periods. The decrease in net sales for the three and six month periods ended November 30, 2013 primarily reflects a decrease in sales of commercial (non-branded) polished diamonds.

Other Revenue

Other revenue for the six months ended November 30, 2013 was approximately $15.5 million. On September 13, 2013, the Company and the Gemological Institute of America (“GIA”) entered into a Settlement Agreement and a License Agreement. Pursuant to the Settlement Agreement, GIA made a one-time payment to the Company of $15.0 million. Pursuant to the License Agreement, the Company granted GIA a license to practice certain of the Company’s patents and GIA agreed to pay the Company a per inscription royalty until July 31, 2016. The Company anticipates that the range of potential future royalty payments associated with the License Agreement will not exceed 10% of revenue.

Current uncertain economic conditions continue to impact the sectors of the diamond and jewelry industry in which the Company operates. Rough diamond prices charged by producers have generally been rising ahead of polished diamond prices, placing significant pressure on diamond manufacturers, including the Company. In addition, the continued existence of its litigation with ADB and KBC and the inability of the Company to timely resolve the Material Uncertainties has adversely impacted the Company's ability to transact business in the ordinary course to the same extent and in the same manner as it did previously. This includes, without limitation, the ability of the Company to maintain and/or expand its operations.

Forward-Looking Statements

The information provided in this Form 8-K includes forward-looking statements, including, without limitation, statements regarding financial information, the estimated timing for the completion of the Company’s financial statements, the filing of the Company’s Form 10-Q for Q2 2014 and other annual and quarterly reports, expectations regarding the Company’s legal proceedings and the Company’s anticipated revenues from its license.

Statements that are not historical facts, including statements about the Company’s beliefs and expectations, are forward-looking statements. These statements are based on beliefs and assumptions by the Company’s management, and on information currently available to management. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events. A number of important factors could cause actual result to differ materially from those contained in any forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAZARE KAPLAN INTERNATIONAL INC.

Date: January 15, 2014	By:	/s/ William H. Moryto
William H. Moryto,
Vice President and Chief Financial Officer